EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 3, 2021 with respect to the statements of condition including the related portfolios of Defensive Equity & Income Portfolio 2021-2, Emerging Markets Dividend Portfolio 2021-2 and Digital Gaming Portfolio 2021-2 (included in Invesco Unit Trusts, Series 2136) as of June 3, 2021 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-255365) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
June 3, 2021